Exhibit 99.1

[Invesco Logo]

Press Release For immediate release
Invesco Real Estate Income Trust Inc. Fully Subscribes $85.7 Million DST Offering

Contact: Matthew Chisum | 212-652-4368 | matthew.chisum@invesco.com
Brianna Stokes | 212-323-4588 | brianna.stokes@invesco.com

DALLAS, July 2, 2025 – Invesco Real Estate Income Trust Inc. ("INREIT"), an institutionally managed public non-listed REIT, announced it has fully subscribed IREX II Self-Storage Portfolio Delaware Statutory Trust (DST), which raised $85.7 million in aggregate.

The IREX II Self-Storage Portfolio DST consists of eight self-storage properties diversified in four states (TN, TX, NC, and OR) and 3,894 total rental units across 463,495 of net rentable square feet. The asset was sourced by Invesco Real Estate Income Trust Inc. ("INREIT"), which has a $945.3M total asset value as of May 31, 2025, diversified by geography and property type.

“The successful full subscription of IREX II reflects the growing interest among investors that are seeking tax deferral exchanges into institutional quality real estate assets,” said Kyle Connor, director, private markets and lead 1031 exchange specialist, Invesco Real Estate. “We're pleased to help investors retain their real estate exposure through IREX II, while potentially benefiting from a suite of tax advantages and estate planning opportunities.”

“The self-storage sector requires minimal ongoing capital expenditure and has demonstrated resiliency across market cycles.1 The successful completion of the IREX II offering demonstrates the confidence from investors looking for tax-advantaged solutions,” said Chase Bolding, president and lead portfolio manager, INREIT.

IREX II Self-Storage Portfolio DST allowed qualified investors to complete a like-kind exchange of property under Internal Revenue Code Section 1031. This offering presented a compelling solution to aid in the deferment of capital gains and other taxes while providing the opportunity to diversify real estate holdings through the ownership of an institutional-quality asset.

About INREIT
Invesco Real Estate Income Trust Inc. ("INREIT") is an institutionally managed public non-listed monthly NAV REIT investing in a diversified portfolio of high quality, income producing properties located throughout the United States. Its thematic approach to investing focuses on where people consume, live, innovate and connect. INREIT seeks to invest in properties with resilient income and appreciation potential. INREIT expects to diversify its portfolio over time, including on a global basis. INREIT is managed by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd.

About Invesco Real Estate
Invesco Real Estate is a global leader in the real estate investment management business with $85 billion in real estate assets under management, 605 employees and 21 regional offices across the U.S., Europe and Asia Pacific as of December 31, 2024. With over a 40-year history, Invesco Real Estate invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally. Invesco Real Estate is a business name of Invesco Advisers, Inc., an indirect, wholly owned subsidiary of Invesco Ltd.

About Invesco Ltd.
Invesco is a global independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. Our distinctive investment teams deliver a comprehensive range of active, passive and alternative investment capabilities. With offices in more than 20 countries, Invesco managed $1.8 trillion in assets on behalf of clients worldwide as of March 31, 2025. For more information, visit invesco.com/corporate.

1 Source: Invesco Real Estate using data from NCREIF Property Index (NPI) as of June 30, 2024. NPI is the broadest measure of private real estate index returns. The NPI is published by the National Council of Real Estate Investment Fiduciaries and is a quarterly, composite total return (based on appraisal values) for private commercial real estate properties held for investment purposes including fund expenses but excluding leverage and management and advisory fees. All properties in the NPI have been acquired, at least in part, on behalf of tax-exempt institutional investors and held in a fiduciary environment. NCREIF data reflects the returns of a blended portfolio of institutional quality real estate and does not reflect the use of leverage or the impact of management and advisory fees.

This material contains forward-looking statements about INREIT’s or its affiliates’ business, including, in particular, statements about its plans, strategies and objectives. You can generally identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. These statements include INREIT’s plans and objectives for future operations, including plans and objectives relating to future growth and availability of funds, and are based on current expectations that involve numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to accurately predict and many of which are beyond INREIT’s control. Although INREIT believes the assumptions underlying the forward-looking statements, and the forward-looking statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate, and INREIT’s actual results, performance and achievements may be materially different from that expressed or implied by these forward-looking statements. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by INREIT or any other person that INREIT’s or its affiliates’ objectives and plans, which are considered to be reasonable, will be achieved.